Exhibit 99.1

Stereotaxis Extends Its Credit Facility with Silicon Valley Bank

ST. LOUIS, MO, March 16, 2009 – Stereotaxis, Inc. (Nasdaq: STXS) today announced that it has extended its credit facility with Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB). Under the new agreement, which matures on March 31, 2010, the Company can borrow up to $25 million.

“This extension of our line of credit, combined with our existing cash position and other financing sources, provides us with the financial resources we believe we need to execute our business plan,” said Mike Kaminski, Stereotaxis President and CEO. “In light of our recent $20 million capital raise, our outlook on our financing needs and the opportunity to reduce the cost of borrowing, we voluntarily reduced the size of the line from $30 million to $25 million. Silicon Valley Bank has been a valued partner in our growth and this extension demonstrates their continued confidence in our strategy and ability to achieve our objectives.”

“SVB remains committed to supporting Stereotaxis, providing financial solutions that allow the company to pursue its plans for growth,” said Mike Kohnen of Silicon Valley Bank. “We’re proud to be its financial partner and look forward to our continued strong relationship.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Forward Looking Statements

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Jim Stolze	Doug Sherk	Steve DiMattia
Chief Financial Officer	Jenifer Kirtland	EVC Group, Inc.
314/678-6105	415/896-6820	646/201-5445

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